Exhibit 99.2

RumbleOn Announces the Closing of its Business Combination with RideNow, Creating the First Omnichannel Customer Experience in Powersports

Company Announces the Closing of its Upsized Public Offering and Full Exercise of the Underwriters’ Option to
Purchase Additional Shares

Management to Host a Conference Call at 8:00 a.m. ET on Wednesday, September 1

DALLAS--(BUSINESS WIRE)-- RumbleOn, Inc. (NASDAQ: RMBL), the nation’s largest retailer of powersports vehicles and first omnichannel customer experience in powersports, today announced the closing of its previously announced business combination with RideNow, acquiring 100% of the RideNow dealership portfolio, bringing an unparalleled solution to powersports enthusiasts. The Company will host a conference call tomorrow, September 1, 2021 at 8:00 a.m. ET, to discuss the combined business.

The Company also announced that immediately prior to closing the RideNow transaction, it closed its upsized public offering of approximately 5.1 million shares of Class B Common Stock at a price to the public of $33.00 per share, which includes the full exercise of the underwriters’ option to purchase an additional 659,090 shares from RumbleOn. The Company raised approximately $167.0 million in gross proceeds for the business combination and working capital. The business combination is also being funded through a $280.0 million term loan from funds managed by Oaktree Capital Management L.P. (and certain other lenders) and the issuance to RideNow equity holders of approximately 5.8 million RumbleOn Class B shares. In addition, the lenders have committed to a $120.0 million delayed draw term loan facility which the Company may use in the future to fund acquisitions, subject to certain conditions.

Following the close of the transaction, total shares outstanding are approximately 15.0 million.

“We are very excited to announce that we closed our business combination with RideNow, becoming the first omnichannel customer experience in powersports,” said Marshall Chesrown, RumbleOn’s Chief Executive Officer. “Consumers are seeking new and exciting experiences and there is no better place than powersports. Powersports are wants, not needs, and it’s that lifestyle, that passion for the sport that creates the opportunity for an Omnichannel solution. We are confident that the integration of RideNow’s extensive geographic footprint, strong retail brand combined with RumbleOn’s technology platform, and access to pre-owned inventory will make powersport vehicles more accessible to the enthusiast and the first time buyers, nationwide.”

Mark Tkach, co-principal owner and co-founder of RideNow, commented, “Today marks a significant evolution in the powersports industry. Combining with RumbleOn enables us to offer an unparalleled customer experience for outdoor enthusiasts across the country. We look forward to the opportunity to work alongside Marshall and the entire RumbleOn team to revolutionize the $100+ billion market. We are entering the next phase of growth and are ready to hit the ground running.”

B. Riley Securities, a subsidiary of B. Riley Financial Inc., acted as exclusive financial advisor to RumbleOn and sole debt placement agent in conjunction with the transaction. B. Riley Securities and Baird acted as joint book-runners for the offering. D.A. Davidson & Co. and Wedbush Securities acted as co-managers for the offering. Akerman LLP served as legal counsel to RumbleOn and Nelson Mullins Riley & Scarborough LLP served as legal counsel to the underwriters.

A shelf registration statement relating to the shares of Class B Common Stock offered was filed with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-3 (File No. 333-257198) and was declared effective by the SEC on June 28, 2021. Offers were made only by means of a prospectus supplement and accompanying base prospectus forming a part of the effective registration statement. Copies of the prospectus supplement and accompanying prospectus relating to the offering may also be obtained from B. Riley Securities, Inc., Attention: Prospectus Department, 1300 North 17th Street, Suite 1300, Arlington, Virginia 22209, or by telephone at 703-312-9580 or by email at prospectuses@brileyfin.com, Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 East Wisconsin Avenue, Milwaukee, WI 53202, by telephone at 800-792-2473, or by email at syndicate@rwbaird.com or on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

Conference Call Details

Senior management from RumbleOn will host a conference call tomorrow, Wednesday, September 1, at 8:00 a.m. ET. A live and archived webcast can be accessed from RumbleOn’s Investor Relations website at https://investors.rumbleon.com/. To access the conference call telephonically, callers may dial (877) 407-9716, or (201) 493-6779 for callers outside of the United States and entering conference ID 13722804.

About RumbleOn

RumbleOn (NASDAQ: RMBL) is the nation’s largest retailer of powersports vehicles and first omnichannel customer experience in powersports. Whether buying, selling, trading or financing a new or used vehicle, RumbleOn enables dealers and consumers to transact without geographic boundaries in a transparent, fast and friction free experience. The Company uses innovative technology to aggregate and distribute pre-owned vehicles and is disrupting the pre-owned vehicle supply chain by providing dealers with technology solutions such as virtual inventory, and a 24/7 distribution platform. RumbleOn offers customers a truly unique experience, wherever they want to shop, online or in-store. For more information, please visit http://www.rumbleon.com.

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the business combination of RumbleOn and RideNow (the “Transaction”), including the benefits of the Transaction. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking and Cautionary Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other filings with the SEC, including the prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investor Relations:
The Blueshirt Group
Hilary Sumnicht
investors@rumbleon.com

Source: RumbleOn, Inc